Exhibit 21.1

            List of Direct and Indirect Subsidiaries of Nelnet, Inc.


Direct Subsidiary:

National Education Loan Network, Inc. (organized in Nevada)


Indirect Subsidiaries:

Nelnet Corporate Services, Inc. (organized in Nevada); Nelnet Guarantee Services, Inc.(organized in Florida); Idaho Financial Associates, Inc. (organized in Idaho); Nelnet Marketing Solutions, Inc. (organized in Florida); National Higher Education Loan Program, Inc. (organized in Nebraska); Charter Services, Inc. (organized in New York); Nelnet Canada Inc. (organized in Canada); EFS, Inc. (organized in Indiana); 5280 Solutions, Inc. (organized in Colorado); FirstMark Services, LLC (organized in Colorado); Student Partner Services, Inc. (organized in Virginia); GuaranTec, LLP (organized in Florida); ClassCredit, Inc. (organized in Florida); InTuition, Inc. (organized in Florida); EFS Finance Co. (organized in Indiana); EFS Services, Inc. (organized in Indiana); NELnet Student Loan Warehouse Corporation-1 (organized in Nevada); Nelnet Student Loan Funding Management Corporation (organized in Nevada); Nelnet Student Loan Funding, LLC (organized in Delaware); NELNET Student Loan Corporation-1 (organized in Nevada); NELNET Student Loan Corporation-2 (organized in Nevada); NHELP-I, Inc. (organized in Nevada); NHELP-II Inc.
(organized in Nevada); NHELP-II, LLC (organized in Nevada); NHELP-III, Inc. (organized in Nevada); EMT Corp. (organized in Indiana); NELnet Private Student Loan Corporation-1 (organized in Nevada); Nelnet Education Loan Funding, Inc. (f/k/a NEBHELP, INC.) (organized in Nebraska); MELMAC, Inc. (organized in Nevada); MELMAC Enterprises, Inc. (organized in Nevada); MELMAC, LLC (organized in Delaware); Nelnet Mentor, LLC (organized in Nebraska); Premiere Credit of North America LLC (organized in Indiana); Nelnet New England, Inc. (organized in Rhode Island)